Exhibit 10.2

FIRST AMENDMENT TO

EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT (this “Amendment”) to the EMPLOYMENT AGREEMENT between Lumos Networks Operating Company, a Delaware corporation, Lumos Networks Corp., a Delaware corporation, and Lumos Payroll Corp., a Virginia corporation (collectively, the “Company”), and Diego B. Anderson (the “Executive”), dated as of August 28, 2012 (the “Agreement”), is made and entered into and shall be effective as of March 4, 2016.

WHEREAS, the Company and the Executive desire to amend the Agreement to address the Company’s potential sale or other divestiture of all or substantially all of its rural local exchange carrier operations (the “RLEC Sale”) during the Employment Term.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties, the parties hereby agree as follows:

1. Section 4(d) of the Agreement is hereby amended and restated in its entirety as follows:

By the Executive. The Executive may terminate the Executive’s employment, and any further obligations which the Executive may have to perform services on behalf of the Company hereunder at any time after the date hereof; by sending written notice of termination to the Company not less than sixty (60) days prior to the effective date of such termination. During such sixty (60) day period, the Executive shall continue to perform the normal duties of the Executive’s employment hereunder and shall be entitled to receive when due all compensation and benefits applicable to the Executive hereunder, payable as described above. Except as provided below, if the Executive shall elect to terminate the Executive’s employment hereunder (other than as a result of the Executive’s death or disability), then the Executive shall remain vested in all vested benefits provided for hereunder or under any benefit plan of the Company in which the Executive is a participant and shall be entitled to receive the earned and unpaid Incentive Payments to the date of termination of the Executive’s employment and the Standard Termination Payments (as set forth above), but the Company shall have no further obligation to make payments or provide benefits to the Executive under Section 3 hereof. Anything in this Agreement to the contrary notwithstanding, the termination of the Executive’s employment by the Executive for Good Reason (as defined in Section 4(e)(ii)), shall be deemed to be a termination of the Executive’s employment without Cause by the Company for purposes of this Agreement, and the Executive shall be entitled to the payments and benefits set forth in Section 4(c) above, payable as and upon the terms described above. Additionally, in the event of the termination of the Executive’s employment by the Executive for Good Reason pursuant to subsection (v) of Section 4(e)(ii), all of Executive’s outstanding stock options shall become exercisable in full, to the extent not exercisable previously, and restricted stock awards shall become vested and nonforfeitable, to the extent not vested and nonforfeitable previously, in each case as of the date upon which the general release described below becomes effective and the period for revoking such release has expired without Executive having revoked same (with any such stock options and restricted stock awards that are to vest based on achievement of objective performance conditions with respect to one or more performance periods that have not ended as of the date of termination of employment becoming vested at the target level of achievement and prorated for the period during the performance period during which Executive remained employed), notwithstanding anything to the contrary in the agreements relating to such stock options and restricted stock awards. Executive’s entitlement to the payments and benefits set forth in the preceding two sentences shall be subject to the Executive executing and not revoking a general release in favor of the Company, the Board and their affiliates, in a form mutually acceptable to both parties hereto, within sixty (60) days after the termination of Executive’s employment subject to subsection 4(c)(v) above and Section 19 below. Notwithstanding the foregoing, in no event shall any termination of employment by the Executive be deemed for Good Reason unless the Executive terminates employment within one hundred eighty (180) days of when the Executive learns of the act or conduct that constitutes Good Reason.

2. Subsection 4(e)(ii) of the Agreement is amended and restated as follows:

Good Reason. “Good Reason” means, after written notice by the Executive to the Board, and a reasonable opportunity for the Company to cure (not to exceed forty-five (45) days), that (i) the Executive’s Base Salary is not paid or is reduced by more than ten percent (10%) in the aggregate or other than as part of a salary reduction program pursuant to which the Base Salaries of all Vice Presidents are reduced by the same percentage at the same time and for the same period of time, (ii) the Executive’s target Incentive Payment is reduced, (iii) the Executive’s job duties and responsibilities are diminished; provided that so long as the Executive retains the title Senior Vice President or higher, a division of, or change in, responsibilities, or change in title, of the Executive shall not constitute a “diminution” under this subparagraph (iii), (iv) the Executive is required to relocate to a facility more than fifty (50) miles from Waynesboro, Virginia, (v) the Company consummates an RLEC Sale and prior to consummation of the RLEC Sale, the Company does not offer the Executive employment after consummation of the RLEC Sale on terms and conditions that would not constitute “Good Reason” within the meaning of items (i), (ii), (iii) and (vi) of this subsection 4(e)(ii) for the Executive to resign, (vi) the Executive is not provided benefits (e.g., health insurance) that are comparable in all material respects to those previously provided to the Executive, (vii) the Executive is directed by the Board or an officer of the Company or an affiliate (or the Company’s successor or an affiliate thereof) to engage in conduct that Company counsel, or mutually agreed upon counsel if requested by the Executive, has advised is likely to be illegal and that such counsel states with specificity why such direction is likely to be illegal (including a proposal for modification of such direction which in counsel’s opinion would not be likely to be illegal), or (viii) the Executive is directed by the Board or an officer of the Company or an affiliate (or the Company’s successor or an affiliate thereof) to refrain from acting and Company counsel, or mutually agreed upon counsel if requested by the Executive, has advised that such failure to act is likely to be illegal and that such counsel states with specificity why such direction is likely to be illegal (including a proposal for modification of such direction which in counsel’s opinion would not be likely to be illegal). If the Executive is directed to engage in conduct that he reasonably believes is likely to be illegal or to refrain from acting and the Executive reasonably believes that such failure to act is likely to be illegal, the Executive can express such reservations to the Board or directing officer, and the Company shall, at its expense, engage Company counsel, or mutually agreed upon counsel if requested by the Executive, to advise as to whether such conduct or failure to act is likely to be illegal. Subject to the last sentence of Section 4(d) hereof, if any of the events occur that would entitle the Executive to terminate the Executive’s employment for Good Reason hereunder and the Executive does not exercise such right to terminate the Executive’s employment, any such failure shall not operate to waive the Executive’s right to terminate the Executive’s employment for that or any subsequent action or actions, whether similar or dissimilar, that would constitute Good Reason. For purposes of clarity, it is acknowledged that expiration of the Employment Term (including notice of non-renewal) shall not be considered “Good Reason” hereunder.

3. All capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Agreement.

4. Except as expressly amended by this Amendment, the Agreement is and shall remain in full force and effect.

(Signatures appear on the following page)

IN WITNESS WHEREOF, the Executive and the Company have executed this Amendment as of the date first shown above.

THE EXECUTIVE:	THE COMPANY:

Diego B. Anderson	LUMOS NETWORKS OPERATING COMPANY

/s/ Diego B. Anderson	By:	/s/ Timothy G. Biltz
Address:	Name:	Timothy G. Biltz
	Title:	President and Chief Executive Officer

LUMOS NETWORKS CORP.

	By:	/s/ Timothy G. Biltz
	Name:	Timothy G. Biltz
	Title:	President and Chief Executive Officer

LUMOS PAYROLL CORP.

	By:	/s/ Timothy G. Biltz
	Name:	Timothy G. Biltz
	Title:	President and Chief Executive Officer